UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 27, 2009

GLOBAL AXCESS CORP
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On March 27, 2009, Global Axcess Corp, a Nevada corporation (the “Company), entered into a credit and security agreement, dated as of March 27, 2009 (the “Credit Agreement”), with SunTrust Bank (the “Lender”).  The Credit Agreement provides for a maximum term loan of up to $5 million.  On March 27, 2009, the Company borrowed $5 million under the Credit Agreement and issued a promissory note (the “Promissory Note”) in such amount to the Lender.  The Company will repay the amount borrowed over 42 months, beginning April 30, 2009, with 41 equal monthly principal payments plus accrued interest, with the final payment to be made on September 30, 2012.  The interest rate is fixed at 6.99% per annum.  The proceeds were used to repay CAMOFI Master LDC (“CAMOFI”) in connection with the settlement agreement, effective as of March 17, 2009, between the Company and CAMOFI, and to repay the outstanding principal balance under a loan agreement with Wachovia Bank (as discussed below in Item 2.01).

The Credit Agreement contains customary representations, warranties and covenants, including covenants on the following: (1) maintenance of a minimum amount of restricted cash in a deposit account with the Lender; (2) sale of assets; (3) merger, consolidation and dissolution; (4) loans and advances; (5) change in business; (6) other agreements; (7) discount or sale of receivables; (8) capital expenditures; (9) limitations on debt; (10) limitations on liens; (11) limitations on changes in ownership structure; (12) dividends; and (13) repurchases of shares.  The Credit Agreement and Promissory Note also include customary default provisions, including, without limitation, payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, and the deterioration of the Company’s relationship with a specified customer.  In general, upon an event of default, the Lender may, among other things, declare the outstanding principal and interest immediately due and payable.

Pursuant to the terms of the Credit Agreement and Promissory Note, the Company granted the Lender a security interest in all of its assets.  The Promissory Note also provides that, in the event of prepayment, the Company may be required to pay the Lender a prepayment fee to compensate the Lender for all losses, costs and expenses incurred in connection with such prepayment.

A copy of each of the Credit Agreement and Promissory Note are attached hereto as Exhibits 10.1 and 10.2, respectively, and each such agreement is incorporated herein by reference.  The description of each such agreement herein is qualified in its entirety by reference to each such agreement.  A copy of the related press release is being filed as Exhibit 99.1 to this Form 8-K and is also incorporated herein by reference in its entirety.

Item 1.02                      Termination of a Material Definitive Agreement.

Upon entering into the Credit Agreement described under Item 1.01 above, as of March 30, 2009, the Company repaid in full all outstanding borrowings under and terminated (1) its Fourth Amended and Restated Loan Agreement, entered into as of September 28, 2007 (the “Prior Loan Agreement”), by and between the Company and Wachovia Bank, and (2) its Consolidated Renewal Promissory Note issued on September 28, 2007 (the “Renewal Note”) to Wachovia Bank.  Brief descriptions of the material terms of the Prior Loan Agreement and the Renewal Note are set forth under Item 1.01 of those certain reports on Form 8-K filed by the Company on November 1, 2005 and October 1, 2007, which descriptions are incorporated herein by reference.  The Company owed a termination fee of $85,312 for its interest swap agreement in connection with the prepayment of the Prior Loan Agreement and Renewal Note, which amount was previously accounted for as accrued interest.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Credit and Security Agreement, dated as of March 27, 2009, by and among Global Axcess Corp and SunTrust Bank

10.2	Promissory Note, dated March 27, 2009, issued by Global Axcess Corp to SunTrust Bank

99.1	Press release, dated March 30, 2009, issued by Global Axcess Corp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP

By: /s/ George McQuain
Name: George McQuain
Title: Chief Executive Officer

Dated: March 30, 2009